Exhibit 99.1

Contact:	Jacqualyn Fouse	Tim Smith
	SeniorVice President,	Director,
	Chief Financial Officer	Investor Relations
	Celgene Corporation	Celgene Corporation
	(908) 673-9956	(908) 673-9951
CELGENE AND ABRAXIS ANNOUNCE SHAREHOLDER VOTE IN FAVOR OF MERGER
SUMMIT, NJ and LOS ANGELES, Calif. — (October 13, 2010) — Celgene Corporation (NASDAQ: CELG) and Abraxis Bioscience, Inc. (NASDAQ: ABII) today announced that Abraxis’ shareholders approved the merger agreement between the companies. The companies anticipate the closing of the transaction will occur on October 15, 2010.
The transaction will bring Abraxis’ targeted cancer therapies, led by ABRAXANE, and its innovative nab® technology together with Celgene’s portfolio of more than 30 clinical programs addressing high unmet medical needs in serious and debilitating diseases in hematology/oncology and inflammation.
“We appreciate this vote of support by Abraxis’ shareholders and look forward to bringing together the talent and resources of both organizations unified in vision, mission and values, and aligned through a commitment to improving the lives of patients worldwide,” said Bob Hugin, Chief Executive Officer of Celgene Corporation.
About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.
About Abraxis BioScience, Inc.
Abraxis BioScience is a fully integrated global biotechnology company dedicated to the discovery, development and delivery of next-generation therapeutics and core technologies that offer patients safer and more effective treatments for cancer and other critical illnesses. The company’s portfolio includes chemotherapeutic compound (ABRAXANE), which is based on the company’s proprietary tumor targeting technology known as the nab® platform. The first FDA approved product to use this nab platform, ABRAXANE, was launched in 2005 for the treatment of metastatic breast cancer and is now approved in 39 countries. The company continues to expand the nab platform through a robust clinical program and deep product pipeline. Abraxis trades on the NASDAQ Global Market under the symbol ABII. For more information about the company and its products, please visit http://www.abraxisbio.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under Celgene’s control. The company’s actual results, performance, or achievements could be materially different from those projected by these forward-looking statements. The factors that could cause actual results, performance, or achievements to differ from the forward-looking statements include the possibility that the expected benefits from the merger will not be realized, or will not be realized within the anticipated time period; the risk that Celgene’s and Abraxis’ businesses will not be integrated successfully; the possibility of disruption from the merger making it more difficult to maintain business and operational relationships; any actions taken by either of the companies, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); and other risks that are discussed in Celgene’s filings with the SEC, such as Celgene’s Form 10-K, 10-Q and 8-K reports and in Abraxis Bioscience’s filings with the SEC, such as its Form 10-K, 10-Q and 8-K reports. Given these risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements.
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